CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in Post-Effective Amendment No. 10 to the Registration Statement of the Prime Money Market Fund, formerly the American Century-Benham Prime Money Market Fund (the "Fund") on Form N-1A of our report dated March 29, 1999 on our audits of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended February 28, 1999, which is incorporated by reference in the Statement of Additional Information. We also consent to the reference in the Statement of Additional Information to our Firm under the caption "Independent Accountants."


/s/PricewaterhouseCoopers LLP


Kansas City, Missouri
June 28, 1999